Exhibit 2.1

PURCHASE and AGREEMENT OF ACQUISITION

BETWEEN

INGEN TECHNOLOGIES, INC.

AND

ATMC, INC.

This Agreement and Plan of Acquisition (the “Agreement”) is made as of April 29, 2013, between ATMC, INC., a Nevada Corporation, (collectively hereinafter “Subsidiary Company”), and INGEN TECHNOLOGIES, INC., a Georgia Corporation, (“Parent Corporation”). Parent Company and Subsidiary Company together are sometimes referred to below as the “Parties.”

RECITALS

WHEREAS, the Board of Directors of Parent Corporation deems it in the best interests of the Parent Corporation and its shareholders that the Subsidiary Company be acquired by Parent Corporation in accordance with Georgia General Corporation Law. The Board hereby adopts on behalf of the Parent Corporation the reorganization set forth in this Purchase Agreement of Acquisition.

WHEREAS, the Managing Members of the Subsidiary Company deem it to be in their best interests to be acquired by the Parent Corporation in accordance with both Nevada General Corporation Law and Georgia General Corporation Law. The Parent Company and its management have decided to expand and diversify its interests in the telecommunications industry as a means to strengthen its financial portfolio for its shareholders. The Subsidiary Company has been in business since 1989, and currently has existing revenues while it seeks to expand its business operations through an acquisition.

WHEREAS, pursuant to the acquisition and subject to the terms and conditions of this Agreement, the Parent Corporation shall acquire the Subsidiary Company as a wholly owned subsidiary for $1,500,000.00 (One Million Five Hundred Thousand Dollars). Bob Ellis is the sole owner and owns 100% of the stock of Subsidiary Company. A cash deposit of $75,000 (Seventy Five Thousand Dollars) will be paid to Bob Ellis within Sixty Days (60-Days) from the date of execution of this agreement, and $1,425,000 (One Million Four Hundred Twenty Five Thousand Dollars) is to be issued to Bob Ellis under a Convertible Note for shares of common stock of Parent Corporation, referenced as EXHIBIT A.

WHEREAS, The Subsidiary Company requires $5,000,000 (Five Million Dollars) to expand its business operations over the next twelve months; and the Parent Company has the ability to raise the $5,000,000 (Five Million Dollars) through the issuance of stock pursuant to a Regulation-D Offering under the requirements of the Securities and Exchange Commission. The Parties intend, by executing this Agreement, to enter this Agreement for the purpose of diversifying the business opportunities with the Parent Company, and to expand the business operations of the Subsidiary Company. The parent company will deposit the $5,000,000.00 (Five Million Dollars) into the Subsidiary Company bank account only for the purpose of the Subsidiary Company expansion.

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WHEREAS, The Parties desire to make certain representations and warranties, and other agreements in connection with the acquisition.

NOW THEREFORE, in consideration of the covenants, promises and representation and warranties set forth herein, and intending to be legally bound, the Parties, in furtherance thereof, have approved the acquisition and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

ARTICLE I

THE ACQUISITION

1.1 ACQUISITION. In accordance with Georgia and Nevada General Corporation Law, the Subsidiary Company shall be acquired by Parent Corporation. Subsidiary Company’s separate existence shall remain in effect after the date of acquisition and until receipt and satisfaction of receiving, in full, the $1,500,000 (One Million Five Hundred Thousand Dollars) purchase price. If for any reason the Parent Company has defaulted or breeched this agreement; the Subsidiary Company has the right to withdraw and terminate this agreement, with no penalty or reimbursement of any kind.

1.2 EFFECTIVE DATE. Provided this Agreement is not abandoned, the Effective Date of this Purchase Agreement of Acquisition shall be the close of business on the date upon which this Purchase and Agreement of Acquisition is duly executed in accordance with Georgia and Nevada General Corporation Law.

1.3 DELIVERY OF SHARES AND CASH. By virtue of the acquisition, and without action required by any Shareholders or the Parties, upon the Effective Date of the acquisition, Parent Company will deliver $1,425,000 (One Million Four Hundred Twenty Five Thousand Dollars) to be issued to Bob Ellis under a Convertible Note for shares of common stock of Parent Corporation, referenced as EXHIBIT A., which shall have the same rights and privileges as all other Common Stock of the Parent Corporation. No fractional shares of the Parent Corporation’s Common Stock shall be issued. The Parent Company will pay to Bob Ellis $75,000 (Seventy Five Thousand Dollars) cash within 60 days from the Effective Date of this acquisition agreement. This payment will be made either from the initial funds received from any Offering, or from a private investor.

1.4 EFFECT OF ACQUISITION. Upon the Effective Date of the Acquisition, the separate existence of the Parties will continue, with Subsidiary Company becoming a wholly-owned subsidiary of Parent Corporation. After the Effective Date, the Parties’ respective officers and directors may perform any acts necessary or desirable to vest or confirm their respective possession of and title to any and all assets and liabilities of the other Party, or otherwise carry out this Agreement’s purposes, including without limitation, execution and delivery of assurances, assignments or other instruments.

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(a) Operating Offices. Subsidiary Company will be located at P.O. Box 3507 Rancho Cucamonga, CA 91729

(b) Employment Requirement. Bob Ellis will remain as President of the Subsidiary Company, and shall agree to remain with Subsidiary Company for a minimum period of two (2) years. Bob Ellis has the right to remain after the minimum two year period, and continue to act as the President of the Subsidiary Company for an undefined period. See Employment Agreement EXHIBIT C.

(c) Distribution of Profit. The Parties shall mutually agree on the disbursement of net profits generated by Subsidiary Company. Net profits shall be calculated after providing for the annualized operating budget and a pre-determined profit margin, or overhead expense, for Subsidiary Company.

1.5 OFFICERS AND DIRECTORS. The Parties respective officers and directors shall continue and remain as such after the Effective Date for the full unexpired terms of their respective offices, or until their successors have been duly elected or appointed and qualified.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY COMPANY

Subsidiary Company hereby represents and warrants to Parent Corporation, at and as of the date of this Agreement and at and as of the Effective Date, as follows:

2.1 STANDING. Subsidiary Company is a Nevada Corporation duly organized, validly existing under the laws of the State of Nevada and has all requisite power and authority to carry on its business as it is presently being conducted. Parent Corporation will assume and bring current all filings with the Secretary of State for Nevada.

2.2 AUTHORITY TO TRANSACT BUSINESS. Subsidiary Company has full authority to conduct this transaction.

2.3 NO LEGAL ACTIONS. There are no actions, suits or proceedings pending or threatened against Subsidiary Company that could materially adversely affect any property or right, at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, nor is Subsidiary Company aware of any facts which to their knowledge might result in any such action, suit or proceeding. Subsidiary Company is not in default with respect to any order or decree of any court or of any such governmental agency or instrumentality by which they are bound.

2.4 NO CONFLICTS. Subsidiary Company is not in violation of any material term or provision of any charter, bylaw, mortgage, indenture, contract, agreement, lease, instrument, judgment, decree, order, statute, rule or regulation by which they are bound. The execution and delivery of and performance and compliance with the provisions of this Agreement will not result in the violation of or be in conflict with or constitute a default under any such provision or result in the creation of any mortgage, lien, encumbrance or charge upon Subsidiary Company or any of its assets.

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2.5 TITLE TO ASSETS AND LIABILITIES. Subsidiary Company has good, absolute and marketable title to the assets of Subsidiary Company, and Liabilities not subject to any lease, mortgage, pledge, lien, charge, security interest, encumbrance or restriction whatsoever. The assets of Subsidiary Company are in good condition and repair.

2.6 NO INTELLECTUAL PROPERTY INFRINGMENT. Subsidiary Company has no knowledge of any claim or reason to believe that Subsidiary Company is or may be infringing or otherwise acting adversely to the rights of any person under or in respect of any patent, trademark, service mark, trade name, copyright, license or other similar intangible right. Subsidiary Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of or other claimant to any patent, trademark, trade name, copyright or other intangible asset with respect to the use thereof or in connection with the conduct of its business or otherwise.

2.7 TAX MATTERS. Subsidiary Company shall indemnify Parent Corporation in the event that any transfer taxes come due on the assets that are transferred to Parent Corporation. Parent Corporation shall also hold Subsidiary Company harmless for any corporate, employment and/or workers compensation taxes that may come due.

2.8 WAIVER OF REPRESENTATIONS AND WARRANTIES. Subsidiary Company hereby waives any and all additional representations and warranties outside of Article III below, as they might relate to Parent Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT CORPORATION

Parent Corporation hereby represents and warrants to Subsidiary Company, at and as of the date of this Agreement and at and as of the Effective Date, as follows:

3.1 STANDING. Parent Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has been duly authorized and empowered to execute, deliver and perform any documents or obligations contemplated herein in connection with the acquisition of Subsidiary Company hereunder.

3.2 AUTHORITY TO TRANSACT BUSINESS. Parent Corporation has all requisite power and authority to carry out its business and to conduct this transaction.

3.3 COMPLIANCE WITH GEORGIA LAW. The acquisition of Subsidiary Company and distribution of Parent Corporation’s Common Stock to Subsidiary Company will not violate any provisions of Georgia law that would restrict the issuance of Common Stock by Parent Corporation to Subsidiary Company.

3.4 AUTHORIZED STOCK. Parent Corporation has a sufficient number of shares of authorized Common Stock to issue to Subsidiary Company in connection with the acquisition of Subsidiary Company under the terms of this Agreement.

3.5 TITLE TO ASSETS AND LIABILITIES. Parent Company has good, absolute and marketable title to the assets and liabilities of the Subsidiary Company, not subject to any lease, mortgage, pledge, lien, charge, security interest, encumbrance or restriction whatsoever. The assets and liabilities of the Subsidiary Company are in good condition and repair.

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ARTICLE IV

CONDITIONS TO CLOSING

4.1 CONDITIONS TO PARENT CORPORATION’S OBLIGATION. The obligation of Parent Corporation to issue its Common Stock to the Subsidiary Company is subject to the fulfillment by Subsidiary Company on or prior to the Effective Date of the following conditions:

(a) Compliance Certificate. Subsidiary Company shall deliver to Parent Corporation at the Effective Date a Certificate of Compliance, as provided in Exhibit B of this Agreement, certifying that the conditions specified in Article II have been fulfilled and stating that there shall have been no material adverse change in the business, operations, properties, assets or financial condition of Subsidiary Company since the date of this Agreement.

4.2 CONDITIONS TO OBLIGATIONS OF SELLER. Subsidiary Company’s obligation to transfer its assets and liabilities to the Parent Corporation subject to the fulfillment by Parent Corporation on or prior to the Effective Date of the following condition:

(a) Representations and Warranties Correct; Performance of Obligations. The representations and warranties of Parent Corporation in Article III hereof shall be true and correct when made, and shall be true and correct on the Effective Date with the same force and effect as if they had been made on and as of such date; and Parent Corporation shall have performed all obligations and conditions herein required to be performed by it on or prior to the Effective Date.

ARTICLE V

INDEMNIFICATION

5.1 INDEMNIFICATION BY SUBSIDIARY COMPANY. Subsidiary Company shall, and hereby agrees to, indemnify and hold Parent Corporation harmless against and in respect of any damages, as hereinafter defined, resulting to Parent Corporation from:

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(a) Any inaccurate representation or warranty made by Subsidiary Company in or under this Agreement; and

(b) Any breach or default in the performance by Subsidiary Company of any of the covenants to be performed by it hereunder.

5.2 INDEMNIFICATION BY PARENT CORPORATION. Parent Corporation shall, and hereby agrees to, indemnify and hold Subsidiary Company harmless against and in respect of any damages, as hereinafter defined, resulting to Subsidiary Company from:

(a) Any inaccurate representation or warranty made by Parent Corporation in or under this Agreement; and

(b) Any breach or default in the performance by Parent Corporation of any of the covenants to be performed by it hereunder.

(c) Any securities Litigation arising out of any securities transactions or offerings by the Parent Company.

5.3 DAMAGES DEFINED. “Damages” as used herein shall include any claims, actions, demands, losses, costs, expenses, liabilities (joint or several), penalties and damages, including counsel fees incurred in investigating or in attempting to avoid the same or oppose the imposition thereof.

5.4 PROCEDURES REGARDING ACTIONS AGAINST. Each of the Parties hereto agrees that promptly upon receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, with respect to any matter as to which the other has agreed to indemnify it under the provisions of this Agreement, the Party receiving such notice (the “Indemnified Party”) shall give prompt notice thereof in writing to the other (the “Indemnifying Party”) together, in each instance, with a statement of such information respecting such demand, assertion, claim, action or proceeding as the Indemnified Party shall then have. The Indemnifying Party reserves the right to contest and defend by all appropriate legal or other proceedings any demand, assertion, claim, action or proceeding with respect to which it has been called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, however, that:

(a) notice of the intention to contest shall be delivered to the Indemnified Party within five (5) business days from the date of receipt by the Indemnifying Party of notice of the assertion of such demand, assertion, claim, action or proceeding;

(b) the Indemnifying Party shall pay all costs and expenses of such contest, including all attorneys’ and accountants’ fees and the cost of any bond required by law to be posted in connection with such contest; and

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(c) Such contest shall be conducted by reputable attorneys employed by the Indemnifying Party at its cost and expense, but the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing, at its own cost and expense.

If after such opportunity, the Indemnifying Party does not elect to contest, or does not contest, in any such proceedings, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party, including without limitation any out-of-court settlement or compromise.

If the Indemnifying Party elects to contest any demand, assertion or claim, it shall not be obligated to make any payments to the Indemnified Party with respect thereto until the legal remedies available to either Party, as the case may be, with respect to such demand, assertion or claim shall have been exhausted.

If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party in contesting any demand, assertion or claim which the Indemnifying Party elects to contest, or, if appropriate, in the making of any counterclaim or demand against the person asserting such demand, assertion or claim or any cross-complaint against any person; but the Indemnifying Party shall reimburse the Indemnified Party for any expenses incurred by the Indemnified Party in so cooperating with the Indemnified Party. If such counterclaim or cross-complaint results in receipt by the Indemnified Party of amounts in excess of the amount which is subject to any such demand, assertion or claim, such excess shall first be applied to the payment of the reasonable costs and expenses of the Indemnifying Party incurred in connection with such contest, counterclaim or cross-complaint, and the balance retained by the Indemnified Party.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1 ENTIRE AGREEMENT. This Agreement, together with those documents relating to the same transaction that are referred to in this Agreement, is intended to be the final, complete, and exclusive statement of the terms of the Agreement between the Parties with regard to the subject matter of this Agreement. This Agreement supersedes all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and this Agreement may not be explained or supplemented by evidence of consistent additional terms.

6.2 AMENDMENT; WAIVER. This Agreement may not be amended or modified except in writing and signed by both parties. No waiver of any provision of this Agreement shall be deemed to, or shall, operate as a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Except as expressly provided in this Agreement, no waiver shall be binding unless executed in writing by the party making the waiver.

6.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon any successor and/or assignee (whether direct or indirect and whether by purchase, lease, acquisition, consolidation, liquidation, change of name or otherwise) to any, all or substantially all of either Parties’ assets or shares of stock.

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6.4 SEVERABILITY. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, that provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and of that provision shall remain in full force and effect as applied to other persons, places, and circumstances.

6.5 INTERPRETATION. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit or against the party responsible for any particular language in this Agreement.

6.6 SECTION HEADINGS. Section Headings and Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement. Unless the context requires otherwise, all references in this Agreement to paragraph or Sections are to the sections of this Agreement.

6.7 NOTICES. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by an international overnight courier, postage prepaid, addressed as follows:

If to Subsidiary Company:	Bob Ellis, President ATMC, Inc. P.O Box 3507 Rancho Cucamonga, CA 91729 (909) 948-5700

If to Parent Corporation:	Gary Tilden, Chairman 3410 La Sierra Ave. Suite F 507 Riverside, CA 92503 (909) 730-9169

6.8 GOVERNING LAW. This Agreement is governed by the laws of the State of Georgia, and all questions concerning the validity, interpretation or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties shall be governed by, and resolved in accordance with, the laws of the State of Georgia, without regard to the State’s choice of law rules.

6.9 JURISDICTION. The Courts of Chancery of the State of California shall have jurisdiction in connection with this Agreement.

6.10 VENUE. Should either party appeal the Arbitrator’s decision to a court of law, Parties hereby consent to the venue of the Courts of Chancery of the State of California and/or the (Federal) United States District Court, District of California. If one Party is unable for any reason to serve valid process on the other Party, then the Party to be served hereby appoints the Secretary of State of California to accept service of process on said Party’s behalf.

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6.11 ALTERNATIVE DISPUTE RESOLUTION. If a dispute arises out of or relates to this Agreement, or the breach thereof:

(a) Negotiation. The Parties agree to first try in good faith to resolve the dispute through negotiation. The Parties shall confer informally and promptly to convey their respective positions and interests between or among them, with a view toward attempting to improve their mutual ability to make informed decisions relating to the dispute. The Parties agree to use their best efforts to resolve any such dispute. Representatives with authority to resolve the dispute shall exchange relevant information and shall, recognizing their mutual interests, diligently endeavor to resolve the dispute in a manner satisfactory to both parties. All reasonable requests for information made by one party to the other will be honored.

(b) Mediation. If the parties fail to negotiate a resolution, the Parties next agree to try in good faith to resolve the dispute by mediation administered by the American Arbitration Association (AAA) under its Commercial Financial Disputes Mediation Rules, before resorting to arbitration. Mediators shall be appointed, with consent by the parties, from the National Panel of Mediators, when practicable, but otherwise by AAA with the consent of the parties.

(c) Arbitration. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be resolved by arbitration administered by the AAA in accordance with its Commercial Financial Disputes Arbitration Rules. The arbitrator appointed by AAA hereunder shall be appointed from the National Roster for Commercial Financial Disputes, as provided in the Rules, unless otherwise mutually agreed to by the parties.

Nothing in the preceding paragraphs, or otherwise, nor the exercise of any right to negotiation, mediation or arbitration, nor the commencement or pendency of any proceeding, shall limit the right of any party to this Agreement to (a) seek judicial equitable relief, or other equitable relief available to it under applicable statutory and/or case law including, but not limited to, injunctive relief and the appointment of a receiver; or (b) exercise any self-help rights or any other rights or remedies available to it by contract or applicable statutory or case law.

The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary rights or remedies or exercise of self-help remedies, all as provided herein, and the pursuit of any such rights or remedies, shall not constitute a waiver of the right or obligation of any Party, including the plaintiff seeking judicial relief or remedies, to submit a dispute to negotiation, mediation and arbitration, including disputes that may arise from the exercise of such rights. The arbitrator shall not have the power to order specific performance of any obligation or duty of any party to this Agreement or to issue injunctions in connection therewith or otherwise.

6.12 INTERPRETATION. This Agreement may be amended or modified by the written Agreement of the Parties. Nothing contained herein shall require the commission of any act or the payment of any compensation which is contrary to any law, rule or regulation. If there shall exist any conflict between this Agreement and any such law, rule, regulation, the latter shall prevail, and the provision(s) hereof affected shall be curtailed, limited or eliminated only to the extent necessary to remove such conflict and, as so modified, this Agreement shall continue in full force and effect. This Agreement shall be deemed to have been drafted by all parties hereto, since all parties were assisted by their counsel in reviewing and agreeing thereto, and no ambiguity shall be resolved against any party by virtue of its participation in the drafting of this Agreement.

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6.13 ADEQUATE DISCLOSURE. The Parties acknowledge that they have had the opportunity to review relevant and material facts with respect to this acquisition and that, to the best of their knowledge, neither Party has done anything to withhold information that may have been requested by the other prior to the execution of this Agreement.

6.14 AMBIGUITIES NOT CONSTRUED AGAINST DRAFTER. In the event any provision, term, phrase, or word is deemed ambiguous, the ambiguity shall not be construed against the drafter but will be given a meaning consistent with this Agreement and the paragraph or clause in which the ambiguity is found.

6.15 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

6.16 FACSIMILE/EMAIL SIGNATURES. This Agreement may be executed by either or both Parties’ signature transmitted by Email, facsimile (“fax”), and copies of this Agreement executed and delivered by means of Email/faxed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. The Parties may rely upon faxed signatures as if such signatures were originals. Any Party executing and delivering this Agreement by fax shall promptly thereafter deliver a counterpart signature page of this Agreement containing said Party’s original signature. The Parties agree that a faxed signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

6.17 READ AND UNDERSTOOD. By signing below, the Parties acknowledge they have read and understood this Agreement and that it is a binding contract that affects their legal rights with respect to this transaction and that they have had the opportunity to consult with independent counsel prior to executing this Agreement if they have so desired.

6.18 ATTORNEYS’ FEES. If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party, the reasonable attorneys’ fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding or negotiation to avoid such action or proceeding.

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In Witness Wherefore, the Parties hereto have executed this Agreement by their respective duly authorized officers as of the date first written above.

INGEN TECHNOLOGIES, INC.	ATMC, INC.

/s/ Gary B. Tilden	/s/ Bob Ellis
Gary B. Tilden,	Bob Ellis,
Chairman and COO	President

DATED: April 29, 2013	DATED: April 29, 2013

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EXHIBIT A

NEITHER THIS NOTE NOR THE SECURITIES THAT MAY BE ISSUED BY THE BORROWER UPON CONVERSION HEREOF (COLLECTIVELY, THE "SECURITIES") HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (i) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, OR APPLICABLE STATE SECURITIES LAWS; OR (ii) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR; (iii) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER THE 1933 ACT.

CONVERTIBLE NOTE

$1,425,000.00	April 29, 2013 (the "Issuance Date")

FOR VALUE RECEIVED, INGEN TECHNOLOGIES, INC., a Georgia corporation (the "Company"), hereby promises to pay to the order of Bob Ellis, President of ATMC, Inc. and an individual registered assigns (the "Holder") the principal amount of One Million Four Hundred Twenty Five Thousand Dollars ($1,425,000.00), on demand of the Holder (the "Maturity Date"). The principal balance of this Note shall be payable pursuant to Paragraph 1.

1. Payments of Principal and Interest.

(a) Payment of Principal. The principal balance of this Note shall be paid to the Holder hereof on the Demand. The Company shall not prematurely pay or prepay any outstanding principal balance to the Holder.

(b) Default Interest. Any amount of principal on this Note which is not paid when due shall bear no interest per annum from the date thereof until the same is paid ("Default Interest") and the Holder, at the Holder's sole discretion, may include any accrued but unpaid Default Interest in the Conversion Amount.

(c) Interest. Interest on the principal amount shall be six percent (6%) simple interest per annum (and on the declining balance if applicable).

(d) General Payment Provisions. This Note shall be made in lawful money of the United States of America by check to such account as the Holder may from time to time designate by written notice to the Company in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. For purposes of this Note, "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of Georgia are authorized or required by law or executive order to remain closed.

2, Conversion of Note. At any time prior to the Maturity Date, this Note shall be convertible into shares of the Company's common stock, share (the "Common Stock"), on the terms and conditions set forth in this Paragraph 2.

(a) Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:

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(1) "Conversion Amount" means the sum of (A) the principal amount of this Note to be converted with respect to which this determination is being made, and (B) Default Interest, if any, on unpaid interest and principal, if so included at the Holder's sole discretion.

(2) "Conversion Price" means 50% discount to the average bid price on the three days prior to the date of Conversion with a maximum conversion price of $0.04.

(3) "Other Note" means the convertible notes, other than this Note, issued by the Company to the Holder whether prior, simultaneously with or hereinafter executed.

(4) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(b) Holder's Conversion Right. At any time or times on or after the Issuance Date, the Holder shall be entitled to convert all of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable shares of Common Stock in accordance with Paragraph 2(d), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion; if such issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c) Conversion Rate. The number of shares of Common Stock issuable upon conversion of a Conversion Amount of this Note pursuant to Paragraph 2(b) shall be determined according to the following formula (the "Conversion Rate"):

Conversion Amount / Conversion Price = number of shares of Common Stock issuable upon conversion of a Conversion Amount of this Note

(d) Conversion Amount. Loan shall be converted pursuant to Rule 504(b) of regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, into un-legend shares at the Conversion Price.

(e) Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

(1) Holder's Delivery Requirements. To convert this Note into shares of Common Stock on any date set forth in the Conversion Notice by the Holder (the "Conversion Date"), the Holder hereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit 2.(e)(1) (the "Conversion Notice") to the Company; and (B) surrender to a common carrier for delivery to the Company as soon as practicable following the date of the Conversion Notice original of the Note being converted.

(2) Company's Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall as soon as practicable, but in no event later than three (3) Business Days after receipt of such Conversion Notice, send, via facsimile and overnight courier, a confirmation of receipt of such Conversion Notice (the "Conversion Confirmation") to such Holder indicating that the Company will process such Conversion Notice in accordance with the terms herein. Within five (5) Business Days after the date of the Conversion Confirmation, the Company shall issue and surrender to a common carrier for delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder shall be entitled. If less than the full principal amount of this Note is submitted for conversion, then the Company shall within five (5) Business Days after receipt of the Note and at its own expense, issue and deliver to the Holder a new Note for the outstanding principal amount not so converted; provided that such new Note shall be substantially in the same form as this Note.

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(3) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(e) Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Notes.

3. Other Rights of Holders.

(a) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "Organic Change." Prior to the consummation of any (i) Organic Change or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "Acquiring Entity") a written agreement (in form and substance reasonably satisfactory to the Holder) to deliver to Holder in exchange for this Note, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Note, and reasonably satisfactory to the Holder. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Holders of a majority of the Conversion Amount of the Notes then outstanding) to ensure that each of the Holders will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder's Note, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such Holder's Note as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Note).

(b). Security Interest. Company hereby grants Holder a continuing security interest in all presently existing and later acquired Collateral to secure all obligations and performance of Company’s duties hereunder (collectively, the "Obligations"). The term "Collateral" shall include the following categories of assets as defined in Article 9 of the Uniform Commercial Code of the State of Georgia as amended (the "UCC"): goods (including inventory, equipment and any accessions thereto, instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations and any and all proceeds of any thereof, wherever located, whether now owned or hereafter acquired. Notwithstanding anything contained herein to the contrary, any rights granted to Holder pursuant to the security interest granted hereunder may only be enforced following prior written notice of a default of the Obligations to Company with a five (5) day opportunity for each party to cure such default. If, pursuant to the UCC, prior notice must be given to the Company upon the occurrence of an event, a five (5) day notice period shall be sufficient. Company irrevocably authorizes the Holder at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that: (i) indicate the Collateral as all assets of Company or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or as being of an equal or lesser scope or with greater detail; and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (y) whether Company is an organization, the type of organization, and any organization identification number issued to Company, and, (z) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates; and contain a notification that Company has granted a negative pledge to the Holder, and that any subsequent lien or may be tortuously interfering with the Holder’s rights. Company agrees to furnish any of the foregoing information to the Holder promptly upon request. Company ratifies its authorization for the Holder to have filed any like initial financing statements or amendments thereto if filed prior to the date hereof. The Holder may add any supplemental language to any such financing statement as the Holder may determine to be necessary or helpful in acquiring or preserving rights against third parties.

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4. Reservation of Shares. The Company shall at all times, so long as any principal amount of the Notes is outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, such number of shares of Common Stock as shall at all times be sufficient to effect the conversion of all of the principal amount of the Notes then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than one hundred twenty percent (120%) of the number of shares of Common Stock for which the principal amount of the Notes are at any time convertible. The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Notes based on the principal amount of the Notes held by each Holder at the time of issuance of the Notes or increase in the number of reserved shares, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder's Notes, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining Holders, pro rata based on the principal amount of the Notes then held by such Holders.

5. Voting Rights. Holders shall have no voting rights, except as required by law.

6. Reissuance of Note. In the event of a conversion or redemption pursuant to this Note of less than all of the Conversion Amount represented by this Note, the Company shall promptly cause to be issued and delivered to the Holder, upon tender by the Holder of the Note converted or redeemed, a new note of like tenor representing the remaining principal amount of this Note which has not been so converted or redeemed and which is in substantially the same form as this Note.

7. Defaults and Remedies.

(a) Events of Default. An "Event of Default" is: (i) default for ten (10) days in payment of interest or Default Interest on this Note; (ii) default in payment of the principal amount of this Note when due; (iii) failure by the Company for thirty (30) days after notice to it to comply with any other material provision of this Note; (iv) if the Company pursuant to or within the meaning of any Bankruptcy Law; (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; or (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (I) is for relief against the Company in an involuntary case; (2) appoints a Custodian of the Company or for all or substantially all of its property; or (3) orders the liquidation of the Company or any subsidiary, and the order or decree remains unstayed and in effect for thirty (30) days. The Term "Bankruptcy Law" means Title 11, U.S. Code, or any similar Federal or State Law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(b) Remedies. If an Event of Default occurs and is continuing, the Holder of this Note may declare this entire Note, including any interest and Default Interest and other amounts due, to be due and payable immediately.

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8. Vote to Change the Terms of this Note. This Note and any provision hereof may only be amended by an instrument in writing signed by the Company and holders of a majority of the aggregate Conversion Amount of the Notes then outstanding.

9. Lost or Stolen Note. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Notes, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert such remaining principal amount into Common Stock.

10. Payment of Collection, Enforcement and Other Costs. If: (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (ii) an attorney is retained to represent the Holder of this Note in any bankruptcy, reorganization, receivership or other proceedings affecting creditors' rights and involving a claim under this Note, then the Company shall pay to the Holder all reasonable attorneys' fees, costs and expenses incurred in connection therewith, in addition to all other amounts due hereunder.

11. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full; this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

12. Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

13. Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of California, without giving effect to provisions thereof regarding conflict of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in San Bernardino County for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

14. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to each Holder of Notes that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

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15. Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

16. Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its Secretary, on and as of the Issuance Date.

INGEN TECHNOLOGIES, INC.
A Georgia Corporation

/s/ Gary B. Tilden
Gary B. Tilden, Chairman and COO

EXHIBIT 2.(e)(1)

CONVERSION NOTICE

Reference is made to the Convertible Note issued by INGEN TECHNOLOGIES, INC. (the "Note").

In accordance with and pursuant to the Note, the undersigned hereby elects to convert a portion or all of the principal balance of the Note, indicated below into shares of Common Stock (the "Common Stock"), of the Company, by tendering the Note specified below as of the date specified below.

Date of Conversion:

Principal Amount to be converted:          $__________________

Please confirm the following information:

Conversion Amount:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the name of the Holder of the Note and to the following address:

Authorization:

Holder:

By: /s/ Bob Ellis

Name: Bob Ellis

Date:

Accepted by:

INGEN TECHNOLOGIES, INC.

By /s/ Gary B. Tilden

Its:

Accepted as of:

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EXHIBIT B

CERTIFICATE OF COMPLIANCE

Bob Ellis does certify:

1. He is the Managing Member of ATMC Inc., a Nevada Corporation.

2. He has reviewed the representations and warranties included in Article II of that certain Purchase and Agreement of Acquisition dated April 29, 2013;

3. The representations and warranties listed in Article II of that certain Purchase and Agreement of Acquisition dated April 16, 2013 are true and correct on and as of the Effective Date with the same effect as though such representations and warranties had been made on and as of said Effective Date;

4. There has been no material adverse change in the business, operations, properties, assets or financial condition of ATMC, Inc. since the date of the Purchase and Agreement of Acquisition dated April 29, 2013; and

5. They have performed and complied with all agreements, obligations and conditions contained in that certain Purchase and Agreement of Acquisition dated April 10, 2013 that were required to be complied with before the Effective Date.

We further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: April 29, 2013	/s/ Bob Ellis

Bob Ellis
Managing Member

EXHIBIT C

INGEN TECHNOLOGIES, INC.

EMPLOYMENT AGREEMENT

This Agreement is dated this 29th day of April, 2013 by and between Bob Ellis ("Ellis”), located at P.O Box 3507 Rancho Cucamonga, CA 91729, and Ingen Technologies, Inc. ("INGEN"), a Nevada Corporation, located at 3410 La Sierra Avenue, Suite F507, Riverside CA 92503; and is hereinafter referred to as the "Agreement.”

I

RECITALS

A. INGEN desires to enter into an employment agreement with Ellis wherein Ellis will serve as the President of ATMC, Inc., a wholly owned subsidiary of Ingen Technologies, Inc.

B. INGEN and Ellis have reviewed this agreement and any documents delivered pursuant hereto and have taken such additional steps and reviewed such additional documents and information as deemed necessary to make an informed decision to enter into this Agreement.

C. Each of the parties hereto desires to make certain representations, warranties and agreements in connection herewith and also to describe certain conditions hereto.

II

AGREEMENT

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Job Description: President of ATMC, Inc., wholly owned by Ingen Technologies, Inc.

2. Term: The term of this agreement is for a minimum of two years (2-years); automatically renewable by Ellis.

3. Compensation:

a. Salary: Annual Salary of $120,000 to be paid in monthly increments of $10,000, and may be accrued with interest of 6%, and Stock Bonus of $40,000 per year.

b. Expenses: INGEN will not pay the costs and expenses of Ellis directly related to his performance of his position or tasks herein, unless that such expenses are submitted to INGEN and approved in writing in advance.

c. Commissions: Ellis will receive 5% of net profits from ATMC, Inc.

4. Confidentiality:

a.	This Agreement. The provisions of this Agreement are confidential and private and are not to be disclosed to outside parties (except on a reasonable need to know basis only) without the express, advance consent of all parties hereto or by order of a court of competent jurisdiction.

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b. Proprietary Information. Ellis agrees and acknowledges that during the course of this agreement in the performance of his duties and responsibilities that he will come into possession or knowledge of information of a confidential nature and/or proprietary information of INGEN.

Such confidential and/or proprietary information includes but is not limited to the following of INGEN, its agents, contractors, employees and all affiliates: corporate and/or financial information and records of INGEN or any client, customer or associate of INGEN; information regarding artists or others under contract, or in contact with, INGEN; customer information; client information; shareholder information; business contacts, investor leads and contacts; employee information; documents regarding INGEN’s website and any INGEN product, including intellectual property.

Ellis represents and warrants to INGEN that he will not divulge confidential, proprietary information of INGEN to anyone or anything without the advance, express consent of INGEN, and further will not use any proprietary information of INGEN for his or anyone else's gain or advantage during and after the term of this agreement.

5. Further Representations and Warranties: Ellis acknowledges that this is an employment position and represents that he will perform his duties and functions herein in a timely, competent and professional manner. Ellis represents and warrants that he will be fair in his dealing with INGEN and will not knowingly do anything against the interests of INGEN.

6. Survival of Warranties and Representations: The parties hereto agree that all warranties and representations of the parties survive the closing of this transaction.

7. Termination: This agreement is expressly not “at will.” It can be terminated by INGEN only for cause, after reasonable notice and opportunity to correct any alleged deficiencies. Ellis may request a hearing of the full Board of Directors to defend himself against any attempt of INGEN to terminate this Agreement. Any final determination of termination must be made by majority vote of the INGEN Board of Directors (after such a hearing, if requested). Ellis must give at least 30-days notice if he intends to resign.

III

MISCELLANEOUS PROVISIONS

1. Expenses: Each party shall bear its respective costs, fees and expenses associated with the entering into or carrying out its obligations under this Agreement.

2. Indemnification: Any party, when an offending party, agrees to indemnify and hold harmless the other non-offending parties from any claim of damage of any party or non-party arising out of any act or omission of the offending party arising from this Agreement.

3. Notices: All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered in person or sent by confirmed facsimile, or ten (10) business days after being deposited in the United States mail, postage prepaid, return receipt requested, addressed to the applicable party as the address as follows:

Company:	Ingen Technologies, Inc. 3410 La Sierra Avenue, Suite F507 Riverside CA 92503 951-688-7840 951-688-8802 FAX www.ingen-tech.com garytilden@ingen-tech.com

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Employee:	Bob Ellis, President ATMC, Inc. P.O Box 3507 Rancho Cucamonga, CA 91729

4. Breach: In the event of a breach of this Agreement, ten (10) days written notice (from the date of receipt of the notice) shall be given. Upon notice so given, if the breach is not so corrected, the non-breaching party may take appropriate legal action per the terms of this Agreement.

5. Assignment: This Agreement is assignable only with the written permission of INGEN.

6. Amendment: This Agreement is the full and complete, integrated agreement of the parties, merging and superseding all previous written and/or oral agreements and representations between and among the parties, and is amendable in writing upon the agreement of all concerned parties. All attachments hereto, if any, are deemed to be a part hereof.

7. Interpretation: This Agreement shall be interpreted as if jointly drafted by the parties. It shall be governed by the laws of the State of California applicable to contracts made to be performed entirely therein.

8. Enforcement: If the parties cannot settle a dispute between them in a timely fashion, either party may file for arbitration within Riverside County, California. Arbitration shall be governed by the rules of the American Arbitration Association. The arbitrator(s) may award reasonable attorneys fees and costs to the prevailing party. Either party may apply for injunctive relief or enforcement of an arbitration decision in a court of competent jurisdiction within Riverside County, California.

9. Counterparts: This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Facsimile signatures shall be considered as valid and binding as original signatures.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

/s/ Bob Ellis

Bob Ellis

INGEN TECHNOLOGIES, INC.

/s/ Gary B. Tilden
By: Gary Tilden, Chairman/COO

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